Exhibit 99.1

Legacy Announces First Quarter 2007 Results

Legacy Reserves LP ("Legacy") (NASDAQ:LGCY), today announced preliminary, unaudited first quarter results for 2007.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, “I am pleased with the progress we have made in a relatively short time since our IPO.  We have announced four acquisitions, closed two of the announced acquisitions and have drilled and completed 6 wells.  We continue to hire talented technical, administrative and operating personnel to keep pace with our growth.”

Summary of First Quarter 2007 Results

This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or before May 15, 2007 within Legacy’s Quarterly Report on Form 10-Q.  Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006 (“Formation Transaction”).  Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations and production volumes from these acquired assets are excluded from the first 73 days of the three month period ended March 31, 2006.  On January 18, 2007, Legacy closed its initial public offering of 6,900,000 units.

Net loss for the three month period ended March 31, 2007 totaled $4.8 million, or ($0.19) basic and diluted earnings per unit, as compared to a net loss of $1.9 million, or ($0.17) basic and diluted earnings per unit for the three month period ended March 31, 2006.  Financial results for the quarters ended March 31, 2007 and 2006 were unfavorably impacted by $9.7 million and $5.3 million, respectively, of net unrealized losses on our oil and natural gas swaps, as the fair value of our future derivative instruments was marked to market.  Unrealized gains and losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods.  Unrealized gains and losses result in a non-cash impact on revenue and do not affect our ability to make our expected cash distributions.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus interest expense; depletion, depreciation, amortization and accretion; impairment of long-lived assets; (gain) loss on sale of partnership investment; (gain) loss on sale of assets; equity in (income) loss of partnerships; non-cash compensation expense and unrealized (gain) loss on oil and natural gas swaps.  Adjusted EBITDA totaled $11.1 million for the quarter ended March 31, 2007. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release.)

Financial and Operating Results:

Production

Net oil and natural gas production averaged 3,655 Boe per day for the quarter ended March 31, 2007, as compared to an average of 2,237 Boe per day in the quarter ended March 31, 2006.  Legacy’s increased production has resulted primarily from a combination of its acquisition of oil and natural gas properties in the Formation Transaction, its acquisition of producing oil and natural gas properties in the second and third quarters of 2006 and from new wells drilled and completed in the third and fourth quarters of 2006 and the first quarter of 2007 as part of its ongoing development program.

Revenues and Realized Prices

For the quarters ended March 31, 2007 and 2006, oil and natural gas sales were $15.9 million and $10.4 million, respectively.  Revenues for the quarters ended March 31, 2007 and 2006, including net realized gains on our oil and natural gas swaps of $2.5 million and $1.4 million, respectively, totaled $18.4 million and $11.8 million, respectively. Revenues including net realized and unrealized gains and losses on our hedges were $8.7 million and $6.5 million for the quarters ended March 31, 2007 and 2006, respectively.

Realized oil prices, excluding hedge settlements, were $53.74 and $57.67 per barrel for the quarters ended March 31, 2007 and 2006, respectively.  Realized natural gas prices were $5.99 and $6.90 per Mcf excluding hedge settlements, respectively.  Including the effects of realized gains on our oil swaps, realized oil prices were $58.95 and $56.73 per barrel for the quarters ended March 31, 2007 and 2006, respectively.  Including the effects of realized gains on our natural gas swaps, realized natural gas prices were $8.14 and $10.40 per Mcf for the quarters ended March 31, 2007 and 2006, respectively.  Hedges, all of which are in the form of swaps, covered approximately 71% of Legacy's production at a weighted average NYMEX price of $66.64 per Boe for the quarter ended March 31, 2007. Legacy's realized prices are less than NYMEX West Texas Intermediate and Henry Hub natural gas due to quality and location differentials. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

Production Costs

Production costs, excluding production taxes, totaled $4.7 million ($14.41 per Boe) and $2.7 million ($13.29 per Boe) for the quarters ended March 31, 2007 and 2006, respectively.  The increase in production costs per Boe is consistent with industry-wide costs increases, particularly those related to oil operations that require lifting produced oil and water or involve enhanced recovery processes.  This represents a reduction in our production costs of $17.33 per Boe reported for the fourth quarter of 2006.

Depletion, Depreciation and Amortization (DD&A)

DD&A expense for the quarter ended March 31, 2007 totaled $5.3 million, or $16.10 per Boe, while DD&A expense was $2.4 million, or $11.86 per Boe for the quarter ended March 31, 2006.  The increase in DD&A expense per Boe reflects the higher cost basis of the producing oil and natural gas properties acquired in the Formation Transaction and in three acquisitions of oil and natural gas properties in the second and third quarters of 2006.  Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

General and Administrative Expenses (G&A)

G&A expenses for the quarters ended March 31, 2007 and 2006 totaled $1.8 million ($5.56 per Boe) and $1.0 million ($4.75 per Boe), respectively.  The increase in G&A expense per Boe reflects both the higher costs of being a public entity and growth of our asset base through acquisitions.  In addition, professional fees related to the filing of our tax returns and K-1’s for our limited partners amounted to approximately $423,000 in the first quarter of 2007.  Expenses during the first quarter of 2007 for professional fees related to the audit of our December 31, 2006 financial statements amounted to approximately $254,000.

Oil and Natural Gas Derivative Instruments

We have entered into the following fixed price swaps for oil and natural gas to help hedge the risk of changing commodity prices.  As of May 8, 2007, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub and ANR-Oklahoma natural gas prices as summarized below starting with April, 2007 through December, 2011:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
2007	572,232	$ 67.32	$64.15 - $75.70
2008	715,649	$ 67.23	$62.25 - $73.45
2009	660,613	$ 64.96	$61.05 - $71.40
2010	575,045	$ 62.94	$60.15 - $67.80
2011	44,640	$ 67.33	$67.33

	Annual	Average	Price
Calendar Year	Volumes (Mcf)	Price per Mcf	Range per Mcf
2007	1,353,612	$ 8.95	$7.35 - $10.01
2008	1,675,374	$ 8.46	$7.59 - $10.58
2009	1,556,354	$ 8.27	$7.64 - $10.18
2010	1,353,899	$ 7.94	$7.36 - $9.73
2011	130,000	$ 7.23	$7.23

Location and quality differentials attributable to Legacy properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our natural gas sales follow Waha more closely than NYMEX. The basis swaps thereby provide a better match between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place through December 31, 2011:

	Annual	Basis
Calendar Year	Volumes (Mcf)	Differential per Mcf
2007	1,170,000	($0.88)
2008	1,422,000	($0.84)
2009	1,320,000	($0.68)
2010	1,200,000	($0.57)

On March 30, 2007, we entered into natural gas liquids swaps to hedge the impact of volatility in the spot prices of natural gas liquids.  These swaps hedge the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps as anticipatory asset hedges related to our acquisition of the East Binger (Marchand) Unit in Caddo County, Oklahoma.  The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS natural gas liquids swaps currently in place through December 31, 2009.

	Annual	Price
Calendar Year	Volumes (Gal)	per Gal
2007	1,909,656	$1.15
2008	2,509,248	$1.15
2009	2,265,480	$1.15

Quarterly Report on Form 10-Q

The consolidated financial statements and related footnotes will be available on our March 31, 2007 Form 10-Q, which will be filed on or before May 15, 2007.

Conference Call

As announced on May 7, 2007, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Wednesday, May 9, 2007 at 4:00 p.m. (Central Time). Investors may access the conference call by dialing 800-478-6251.  For those who cannot listen to the live broadcast, a replay of the call will be available through 4:00 p.m. (Central Time), May 14, 2007, by dialing 719-457-0820 or 888-203-1112 and entering code 5734425, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties suitable for providing cash distributions to our limited partners. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to Legacy's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the factors contained in these forward-looking statements are uncertainties as to the actual amount and timing of Legacy's transition costs from a private entity to a publicly traded limited partnership. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in 2006 Annual Report on Form 10-K filed March 28, 2007 (File No. 333-138637).

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2006 (a)	2007

Revenues:
Oil sales	$7,439,840	$12,405,812
Natural gas sales	2,995,417	3,525,874
Realized and unrealized loss on
oil and natural gas swaps	(3,896,182)	(7,222,669)
	-	-
Total revenues	6,539,075	8,709,017

Expenses:
Oil and natural gas production	2,676,767	4,739,552
Production and other taxes	738,157	993,573
General and administrative	955,856	1,827,136
Depletion, depreciation, amortization and accretion	2,387,866	5,295,056
Impairment of long-lived assets	-	89,970

Total expenses	6,758,646	12,945,287

Operating loss	(219,571)	(4,236,270)

Other income (expense):
Interest income	33,347	104,308
Interest expense	(1,444,762)	(625,383)
Equity in loss of partnerships	(317,788)	-
Other	14,910	680
	-	-

Net loss	$(1,933,864)	$(4,756,665)

Loss per unit - basic and diluted	$(0.17)	$(0.19)

Weighted average number of units used in computing earnings per unit
Basic and diluted	11,141,915	24,519,601

(a) Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the quarter ended March 31, 2006

LEGACY RESERVES LP
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

March 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$1,690,443
Accounts receivable, net:
Oil and natural gas	6,974,731
Joint interest owners	5,378,596
Affiliated entities and other	54,376
Fair value of oil and natural gas swaps	343,995
Prepaid expenses and other current assets	675,146

Total current assets	15,117,287

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the
successful efforts method of accounting	295,873,482
Unproved properties	78,742
Accumulated depletion, depreciation and amortization	(47,124,125)
248,828,099
Other property and equipment, net	289,088
Deposit on pending acquisitions	2,250,000
Operating rights, net	6,574,795
Other assets, net	500,165

Total assets	$273,559,434

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$479,606
Accrued oil and natural gas liabilities	4,413,088
Fair value of oil and natural gas swaps	244,098
Asset retirement obligation	553,579
Other	759,244

Total current liabilities	6,449,615

Long-term debt	4,000,000
Fair value of oil and natural gas swaps	6,692,806
Asset retirement obligation	5,980,590

Total liabilities	23,123,011

Commitments and contingencies

Unitholders' equity:
Limited partners' equity - 25,407,771 units issued and
outstanding at March 31, 2007	250,191,428
General partner's equity	244,995
Total unitholders' equity	250,436,423

Total liabilities and unitholders' equity	$273,559,434

OPERATIONAL DATA (UNAUDITED)

	Three Months Ended March 31,
	2006 (a)	2007
Revenues:
Oil sales	$7,439,840	$12,405,812
Natural gas sales	2,995,417	3,525,874
Realized gain (loss) on oil swaps	(120,614)	1,202,034
Realized gain on natural gas swaps	1,517,550	1,263,742
Unrealized loss on oil swaps	(8,293,478)	(5,087,147)
Unrealized gain (loss) on natural gas swaps	3,000,360	(4,601,298)

Total revenue	$6,539,075	$8,709,017

Expenses:
Oil and natural gas production	$2,676,767	$4,739,552
Production and other taxes	738,157	993,573
General and administrative	955,856	1,827,136
Depletion, depreciation, amortization and accretion	2,387,866	5,295,056

Production:
Oil - barrels	129,011	230,852
Natural gas - Mcf	433,960	588,346
Total (Boe)	201,338	328,910
Average daily production (Boe/d)	2,237	3,655

Average sales price per unit (including hedges):
Oil price per barrel	$(7.55)	$36.91
Natural gas price per Mcf	$17.31	$0.32
Combined (per Boe)	$32.48	$26.48

Average sales price per unit (including realized hedge gains/losses):
Oil price per barrel	$56.73	$58.95
Natural gas price per Mcf	$10.40	$8.14
Combined (per Boe)	$58.77	$55.93

Average sales price per unit (excluding hedges):
Oil price per barrel	$57.67	$53.74
Natural gas price per Mcf	$6.90	$5.99
Combined (per Boe)	$51.83	$48.44

Average unit costs per Boe:
Production costs, excluding production and other taxes	$13.29	$14.41
Production and other taxes	$3.67	$3.02
General and administrative	$4.75	$5.56
Depletion, depreciation, amortization and accretion	$11.86	$16.10

(a) Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the quarter ended March 31, 2006.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of certain non-generally accepted accounting principles ("non-GAAP") measure to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing Legacy's financial results with investors and analysts and they are also available on Legacy's website under the Investor Relations tab.

Among the non-GAAP financial measures used are "Adjusted EBITDA." This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of Legacy's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA:

Three Months Ended
March 31,
2007
Reconciliation of consolidated net loss to Adjusted EBITDA:
Net loss	$(4,756,665)
Plus:
Interest expense	625,383
Depletion, depreciation, amortization and accretion expense	5,295,056
Impairment of long-lived assets	89,970
Compensation expense on options and restricted units	147,647
Unrealized loss on oil and natural gas swaps	9,688,445
Adjusted EBITDA	$11,089,836

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP